UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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CENTURY CASINOS, INC.

_______________________________________________

(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM OUR CHAIRMAN

Dear Stockholder:

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Century Casinos, Inc., which will be held on Monday, June 11, 2018 at 8:00 a.m. Mountain Time (4:00 p.m. Central European Time). We are pleased to announce that this year’s Annual Meeting will again be a virtual meeting via live webcast on the Internet.  You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/cnty2018.

At the Annual Meeting, you will be asked to vote on proposals to elect two Class III directors to our Board of Directors, ratify the appointment of our independent registered public accounting firm, approve an advisory (non-binding) resolution regarding the compensation of our named executive officers and consider such other business as may properly come before the meeting.

Enclosed is a notice of the Annual Meeting, the proxy statement and proxy card along with a copy of our Annual Report for the 2017 fiscal year.

We encourage you to read the enclosed proxy statement and vote promptly.  If you attend the Annual Meeting, you may vote in person via the Internet even if you previously voted by proxy.  Thank you for your interest and support.

Sincerely,

/s/ Erwin Haitzmann
Erwin Haitzmann
Chairman of the Board of Directors

April 30, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME Monday, June 11, 2018, 8:00 a.m. Mountain Time 4:00 p.m. Central European Time PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2018 RECORD DATE Tuesday, April 17, 2018

ANNUAL MEETING PROPOSALS

1 ELECTION of two Class III directors to our Board of Directors	2 RATIFICATION of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018	3 APPROVAL of an advisory (non-binding) resolution regarding the compensation of our named executive officers	4 transaction of such other business as may properly come before the meeting in accordance with our bylaws or any adjournment or postponement thereof

PROXY VOTING

Only those stockholders of record owning shares of our common stock at the close of business on April 17, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the office of our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, and at the Annual Meeting.

If you attend the Annual Meeting via the live webcast, go to www.virtualshareholdermeeting.com/cnty2018 at least 15 minutes prior to the start time to register. Click on the link to the audio-only webcast on that page and a script will take you through the steps necessary to access the webcast. You will need to have your proxy card when you access the website. You will be prompted to enter your control number to create and submit an electronic ballot.

Our proxy statement is enclosed. Stockholders who cannot attend the meeting via the Internet should vote by using the enclosed proxy card. Please fill in, date, sign and return the enclosed proxy card in the enclosed envelope so that your shares may be voted at the meeting. If you attend the meeting via the Internet, you may revoke your proxy and vote in person. Your vote is important.

By order of the Board of Directors,
/s/ Margaret Stapleton
Margaret Stapleton
Executive Vice President and Corporate Secretary

Colorado Springs, Colorado

April 30, 2018

TABLE OF CONTENTS

2018 ANNUAL MEETING OF STOCKHOLDERS	1	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Voting Rights and Outstanding Shares	1
Quorum and Votes Required	2	Certain Relationships and Related Transactions	17
Stockholder Proposals	2	COMPENSATION DISCUSSION AND ANALYSIS	18
Stockholder Communications and Director Nominations	2	Overview of Compensation Goals and Objectives	18
		Company Business Developments	18
Householding	3	Recent Developments in Our Compensation Program	19
CERTAIN INFORMATION REGARDING THE BOARD	4
Audit Committee	4	Compensation Policy	20
Compensation Committee	5	Compensation Program Design	21
Governance and Nominating Committee	6	Consideration of Say-On-Pay Results and Stockholder Outreach	21
Director Selection Process	7
Board Leadership Structure	7	Roles in Establishing Compensation	22
Risk Oversight	7	Use of Peer Group and Other Market Data	22
Compensation Committee Interlocks and Insider Participation	8	Elements of Compensation	23
		Compensation Committee Report	31
Director Compensation	8	EXECUTIVE COMPENSATION	32
PROPOSALS REQUIRING YOUR VOTE	9	Summary Compensation Table	32
Proposal No. 1 Election of Directors	9	2017 Grants of Plan-Based Awards	34
Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	10	Outstanding Equity Awards at 2017 Fiscal Year-End	34
		Option Exercises and Stock Vested in 2017	35
Principal Accounting Fees and Services	10	Executive Agreements	36
Report of the Audit Committee of the Board of Directors		2017 Potential Payments Upon Termination or Change of Control	38
	11
Proposal No. 3 Advisory Vote on Executive Compensation	12	EQUITY COMPENSATION PLAN INFORMATION	44
		CEO PAY RATIO DISCLOSURE	45
INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS	14

Code of Business Conduct and Ethics	15
Section 16(a) Beneficial Ownership Reporting Compliance	15

2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Century Casinos, Inc. for the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

June 11, 2018	Virtual Meeting
8:00 a.m. Mountain Time	www.virtualshareholdermeeting.com/cnty2018
4:00 p.m. Central European Time

Matters to be considered and acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement and are more fully described herein. The enclosed materials were first mailed on or about May 2, 2018 to our stockholders of record as of April 17, 2018.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2018. This proxy statement and the annual report to stockholders are available at www.proxyvote.com. None of the information contained in our annual report is proxy solicitation material.

VOTING RIGHTS AND OUTSTANDING SHARES

Only stockholders of record at the close of business on April 17, 2018 will be entitled to vote at the Annual Meeting. On that date, there were 29,362,768 shares outstanding of our common stock, our only class of voting securities. Each share of common stock is entitled to one vote per share. Cumulative voting in the election of directors is not permitted.

All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder directs how a proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder’s directions. If a stockholder does not direct how a proxy is to be voted, it will be voted as the Board recommends, which is as follows:

PROPOSALS	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors FOR the election of each of the nominees to the Board listed in this proxy statement and on the proxy card	9	YES
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018	10	YES
Proposal No. 3: Advisory Vote to Approve Executive Compensation FOR the approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers	12	YES

A proxy may be revoked at any time before it is exercised by giving written notice to our Corporate Secretary at the above address or by delivery of a subsequently executed proxy. Stockholders may vote their shares in person if they attend the Annual Meeting, even if they have executed and returned a proxy. Stockholders will not be able to vote their shares by phone at the meeting.

Proxies are being solicited by mail, and, in addition, our directors, officers and regular employees (who will not receive any additional compensation) may solicit proxies personally, by telephone, by email, or by special correspondence. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our common stock. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material and in connection with the solicitation of proxies in regard to the proposals brought forward by us and included in this proxy statement will be paid by us.

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QUORUM AND VOTES REQUIRED

The holders of a majority of our issued and outstanding shares of common stock, represented either in person or by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting. A vote of the holders of a majority of the common stock present, either in person or by proxy, and entitled to vote, is required to elect the director nominees, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2018 and to approve the advisory (non-binding) resolution regarding the compensation of our named executive officers (“NEOs”).

A stockholder entitled to vote may abstain from voting for nominees for director in the election of directors and may abstain from voting on any of the other proposals. Abstentions are counted for purposes of determining a quorum to conduct business. Abstentions will have the effect of a vote “against” a proposal, because an abstention represents a share entitled to vote and is included in the denominator in determining the percentage approved. The inspectors of election will treat broker non-votes, which are shares held by brokers or nominees for which the broker or nominee has no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matters as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, including the election of directors, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

STOCKHOLDER PROPOSALS

If you are a stockholder who wishes to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2019 Annual Meeting of Stockholders, you must submit your proposals to the attention of our Corporate Secretary at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, so that the proposal is received by us no later than January 2, 2019. In order for a stockholder proposal to be properly considered at the 2019 Annual Meeting, our Corporate Secretary must have received notice of the proposal no sooner than December 13, 2018 and no later than February 11, 2019, in accordance with our amended and restated bylaws. Proposals received by us before December 13, 2018 or after February 11, 2019 will be deemed untimely and will not be considered at the 2019 Annual Meeting.

STOCKHOLDER COMMUNICATIONS AND DIRECTOR NOMINATIONS

Stockholders or other interested parties may communicate with our Board, any individual director, or members of any Board committee. Stockholders should send any communications to investor@cnty.com, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

In order to nominate candidates for election to our Board, nominations must be timely received from a stockholder at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, as described above under “Stockholder Proposals”, and must set forth the name, age, business address and residence address of each nominee, the nominees’ principal occupation or employment, the number of shares of our common stock owned by each nominee, and any other information regarding each nominee required to be disclosed by applicable laws. The nomination must also state the name and address of the stockholder making such nominations and the number of shares of common stock owned by such person.

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HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the “householding” rules of the Securities and Exchange Commission (“SEC”). These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.

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CERTAIN INFORMATION REGARDING THE BOARD

The following table presents the current members of the Board, the committees on which they serve, and whether they are independent under Nasdaq Stock Market (“Nasdaq”) listing standards and SEC rules.

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE AND NOMINATING COMMITTEE	INDEPENDENT
Erwin Haitzmann
Peter Hoetzinger
Eduard Berger	✓		✓	✓
Gottfried Schellmann	✓ Chair	✓ Chair	✓ Chair	✓
Dinah Corbaci	✓	✓	✓	✓

On February 3, 2018, Robert Eichberg, a director who had served on the Board since 1997, passed away.  On February 20, 2018, the Board, acting upon the recommendation of the Governance and Nominating Committee, appointed Eduard Berger to fill the vacancy on the Board that was created by Mr. Eichberg’s death.

The Board held two meetings during 2017. During 2017, each director attended at least 75% of the meetings of the Board and of each committee on which he or she served. A majority of our directors are independent directors, as required by the Nasdaq listing standards. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relationship between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. In making this determination, the Board adheres to the independence criteria defined by the Nasdaq listing standards and applicable SEC rules

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage directors to attend, either in person or by teleconference, subject to their availability during that time.  Mr. Hoetzinger, Dr. Haitzmann Mr. Schellmann and Dr. Corbaci attended the 2017 Annual Meeting.

AUDIT COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger	Financial Expert: Gottfried Schellmann
Dinah Corbaci	Nasdaq/SEC Qualified: All

RESPONSIBILITIES

•  Selects and appoints our independent registered accounting firm.

•  Reviews the independence and performance of the independent registered public accounting firm.

•  Reviews our system of internal controls.

•  Oversees risk management.

•  Reviews actions taken to comply with applicable gaming rules and regulations.

•  Reviews compliance with our Code of Business Conduct and Ethics.

•  Approves the services and fees of the independent registered public accounting firm.

•  Reviews our annual and quarterly financial statements and the independent registered public accounting firm’s opinion rendered with respect to such financial statements.

•  Reviews disclosures in our Form 10-K, Form 10-Q and proxy statement filings with the SEC.

•  Reviews related party transactions.

The Audit Committee of the Board is governed by an Amended and Restated Charter and Powers of the Audit Committee, a current copy of which can be found at www.cnty.com/corporate/corporate-governance. During 2017, the Audit Committee held four meetings.

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COMPENSATION COMMITTEE
MEMBERS
Gottfried Schellmann	Independent: All
Dinah Corbaci

RESPONSIBILITIES

•  Develop guidelines and review the compensation and performance of our executive officers, and review and approve corporate goals relevant to the compensation of our executive officers in light of our goals and objectives.

•  Determine the compensation of the executive officers, including base pay, incentive pay (bonus) and equity awards.

•  Review and discuss with management our annual Compensation Discussion and Analysis.

•  Make recommendations to the Board regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement.

•  Make recommendations to the Equity Incentive Plan Committee with respect to incentive-compensation plans and equity-based plans.

•  Develop plans for management succession.

•  Review major organizational and staffing matters.

•  Review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board.

•  Annually review and reassess the adequacy of the Compensation Committee’s charter and recommend any proposed changes to the Board for approval.

•  Annually review the Compensation Committee’s own performance.

•  Perform any other activities consistent with the Compensation Committee’s charter, our bylaws and applicable laws, rules and regulations that the Compensation Committee or the Board deem appropriate.

The Compensation Committee of the Board operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/corporate/corporate-governance.

The Compensation Committee collaborates with our management team in reviewing the material terms of our existing compensation policies and programs for all employees and believes that such policies and programs do not encourage excessive risk-taking that is reasonably likely to result in a material adverse impact on us.

In fulfilling its responsibilities, the Compensation Committee may delegate any of its responsibilities to one or more subcommittees or to one of its members as the Compensation Committee may deem appropriate in its sole discretion, to the extent permitted by Nasdaq and SEC rules and any other applicable rules and regulations. In addition, the Compensation Committee may engage external compensation consultants to assist in setting executive compensation. In 2016, the Compensation Committee engaged an independent advisor to assist the Compensation Committee in redesigning our annual and long-term incentive compensation plans. During 2017, the Compensation Committee held one meeting.

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GOVERNANCE AND NOMINATING COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger
Dinah Corbaci

RESPONSIBILITIES

•  Develop and recommend to the Board a set of corporate governance principles.

•  Advise the Board on corporate governance matters.

•  Develop and recommend to the Board criteria for the selection of candidates to serve on the Board.

•  Establish procedures for the identification and evaluation of any candidate for the Board, including any incumbent director.

•  Establish procedures for stockholders to submit potential candidates for election to the Board.

•  Select and approve all nominees for Board membership.

•  Make recommendations as necessary regarding changes in the size and composition of the Board and each Board committee.

•  Make recommendations as necessary regarding the establishment of new Board committees and selection of directors to serve on each committee.

•  Develop and administer an annual Board and committee evaluation process.

•  Annually review the Governance and Nominating Committee’s own performance.

•  Perform any other activities consistent with the Governance and Nominating Committee charter, our bylaws and applicable laws, rules and regulations that the Governance and Nominating Committee or the Board deem appropriate.

The Governance and Nominating Committee operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/corporate/corporate-governance.

The Governance and Nominating Committee will consider director nominees recommended by stockholders under the same procedure used for considering director nominees recommended by management or other directors. See the “Stockholder Communications and Director Nominations” section of this proxy statement for procedures to be followed by stockholders to submit recommendations.

In fulfilling its responsibilities, the Governance and Nominating Committee may engage external consultants. No external consultants were used during 2017. We believe that our current Board members collectively possess diverse knowledge and experience in the disciplines that impact our business. Prior to nominating a new director candidate, our Governance and Nominating Committee considers the collective experience of the existing Board members. Based on this evaluation, the Governance and Nominating Committee nominates individuals who it believes can either strengthen the Board's sophistication and experience or further diversify the collective experience represented. Although the Board does not currently have a policy directly addressing director diversity, the Governance and Nominating Committee, guided by the Governance and Nominating Committee's charter, generally assesses the diversity of the Board and the effectiveness of its diversity considerations prior to nominating any additional candidates for director. During 2017, the Governance and Nominating Committee held one meeting.

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DIRECTOR SELECTION PROCESS

The general criteria that the Governance and Nominating Committee uses to select nominees are:

•	Such individual’s reputation for integrity, honesty and adherence to high ethical standards;
•	Demonstrated business acumen, particularly in the casino industry;
•	Experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives;
•	Willingness and ability to contribute positively to our decision making process;
•	Commitment to understanding us and our industry and to regularly attend and participate in meetings of the Board and its committees;
•

Interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors, and the general public;

•	Ability to act in the interest of all stakeholders;
•

Shall not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director; and

•	Understanding of the complexity of diverse international business structures.

The Governance and Nominating Committee reviewed the qualifications of Dr. Haitzmann and Mr. Schellmann, whose terms expire at the 2018 Annual Meeting, and has recommended to the Board that Dr. Haitzmann and Mr. Schellmann be re-elected to the Board for a three-year term expiring at the 2021 Annual Meeting.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Co-Chief Executive Officer and Chairman of the Board, as the Board believes it is in our best interests to make that determination based on our particular position and direction and the membership of the Board. The Board has determined that having our Co-Chief Executive Officer Dr. Haitzmann serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Co-Chief Executive Officer’s extensive knowledge of us and our industry, as well as fostering greater communication between our management and the Board. The combined role of Chairman and Co-Chief Executive Officer is balanced by our governance structure, policies and controls. Three of the five members of our Board of Directors satisfy the requirements of independence promulgated by the SEC and Nasdaq, and the Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of our operations and prudent management of risk.

The Board has not appointed a “lead independent director” due to the small size of the Board and because three of the five directors are independent. The Board therefore does not believe that a lead independent director would add significant value at this time.

RISK OVERSIGHT

Our Board of Directors administers its risk oversight function directly and through its committees.  The Board has oversight responsibility for all risks and has various programs to oversee financial and business risks including (i) reviewing and discussing with management the quarterly and annual SEC filings, (ii) reviewing and discussing with management our business strategies and the related business plan, (iii) monitoring quarterly results, and (iv) reviewing and discussing with management results of our enterprise risk management program.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

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The Compensation Committee administers compensation risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Compensation Committee does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also continually works with the input of our executive officers to assess and analyze the most likely areas of future risk for us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, the members of the Compensation Committee were Mr. Gottfried Schellmann and Dr. Dinah Corbaci. Neither of these individuals are current or former officers of the Company or any of our subsidiaries. During 2017, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

DIRECTOR COMPENSATION

Directors who are neither our employees nor employees of any of our subsidiaries earn $2,000 for each meeting attended and for each gaming application completed. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

On February 3, 2018, Robert Eichberg, a director who had served on the Board since 1997, passed away.  For 2017, Mr. Eichberg received $10,000 for his work as Chairman of the Audit Committee.  For 2017, Mr. Schellmann and Dr. Corbaci each received an additional $3,000 for their work as members of the Audit, Compensation and Governance and Nominating Committees.

During 2017, we did not grant any equity awards to our non-employee independent directors.

2017 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our non-employee directors for 2017:

NAME	FEES EARNED OR PAID IN CASH	OPTION AWARDS	TOTAL
Robert Eichberg (A)	$22,000	$—	$22,000
Gottfried Schellmann	17,000	—	17,000
Dinah Corbaci	17,000	—	17,000

(A)	Mr. Eichberg passed away on February 3, 2018.

As of December 31, 2017, the following non-employee directors held options to purchase the following number of shares of our common stock: Mr. Eichberg - 35,000 shares; Mr. Schellmann – 6,250 shares; and Dr. Corbaci – 31,700 shares.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board is divided into three classes of directors as nearly equal in number as possible. Each director who is elected at an Annual Meeting will be elected for a three-year term expiring at the third Annual Meeting of Stockholders after such director’s election. Accordingly, directors of one class only are elected at each year’s Annual Meeting of Stockholders. All nominees, if elected, will serve until the expiration of their respective three-year terms or until their successors are duly elected and qualified. Our Board consists of five directors in three classes as follows: (i) two Class I directors, Mr. Eduard Berger, who replaced Mr. Robert Eichberg in February 2018 following Mr. Eichberg’s death, and Dr. Dinah Corbaci, whose terms will expire at the 2019 Annual Meeting; (ii) one Class II director, Mr. Peter Hoetzinger, whose term will expire at the 2020 Annual Meeting; and (iii) two Class III directors, Dr. Erwin Haitzmann and Mr. Gottfried Schellmann, whose terms will expire at the 2018 Annual Meeting.

Based on the recommendations of our Governance and Nominating Committee, the Board has nominated Dr. Erwin Haitzmann and Mr. Gottfried Schellmann for election as Class III directors to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders.

Dr. Erwin Haitzmann is presently a member of the Board of Directors, having served continuously as a director since March 1994. Mr. Gottfried Schellmann is presently a member of the Board of Directors, having served continuously as a director since January 1997. Dr. Haitzmann and Mr. Schellmann have indicated a willingness to serve; however, in the event a nominee becomes unable to serve as a director, all proxies will be voted in accordance with the best judgment of the persons acting under such proxies.

Further information regarding Dr. Haitzmann and Mr. Schellmann, the nominees for the Class III directors, is set forth below under “Information Regarding Executive Officers and Directors.”

Vote Required

The affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote is required to elect each director. Abstentions effectively count as a vote against a nominee. Broker non-votes will have no effect on the outcome of the proposal. Proxies cannot be voted for a greater number of directors than the number nominated.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS CLASS III DIRECTORS.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. In September 2013, we engaged Deloitte & Touche LLP as our independent registered public accounting firm. The services provided to us by Deloitte & Touche LLP during 2017 and 2016 are described under “Principal Accounting Fees and Services” below. Although ratification is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing our financial statements. Notwithstanding the selection or ratification of Deloitte & Touche LLP, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, either in person or via telephone, to respond to appropriate questions and will have an opportunity to make a statement if the representative desires to do so.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP:

	2017	2016
Audit Fees (A)	$1,035,015	$1,011,420
Audit-Related Fees (B)	225,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,260,015	$1,011,420

(A)

Audit fees consist of fees incurred for professional services rendered for the audit of our consolidated financial statements included in our annual reports on Form 10-K, reviews of the interim consolidated financial statements included in quarterly reports on Form 10-Q, consents for filings with the SEC, local statutory audits, and associated expenses.

(B)	Audit-related fees consists of fees incurred for services related to our public offering of common stock in November 2017.

The Audit Committee approved in advance all audit services provided in 2017 and 2016 including audit engagement fees and terms provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all as required by applicable law or listing standards.

The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote.  Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

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Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements of the Company for the year ended December 31, 2017. The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee regarding independence, and has discussed with Deloitte & Touche LLP its independence.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 9, 2018.

Audit Committee:

Gottfried Schellmann, Chairman

Dinah Corbaci

Eduard Berger

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PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. See “Compensation Discussion and Analysis” and “Executive Compensation” below.

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements and recognizing the complexity of our international operations. We base our compensation primarily on experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry.

At our 2015 Annual Meeting of Stockholders, we conducted our annual advisory vote on the 2014 compensation program for our named executive officers, which received support from approximately 50% of the shares present and entitled to vote on the proposal. In response to these results, the Compensation Committee and the Board recognized the need to further improve and strengthen our overall compensation policy. At the direction of the Compensation Committee and the Board, our Co-CEOs engaged in significant outreach to our major stockholders that represented approximately 46% of our total stock ownership to elicit feedback and discuss any concerns they may have had about our executive compensation programs and policies. Although some stockholders expressed support for our compensation of executives, other stockholders commented that executive compensation should be aligned more closely with our performance and the long-term interests of our stockholders and that the Compensation Committee should consider a combination of quantifiable performance metrics in establishing executive compensation.

Based on these inputs, the Compensation Committee made a number of changes to our compensation programs and policies during 2015 and 2016.  It engaged an independent advisor to assist us with our overall executive compensation design, executive compensation benchmarking and analytics, and annual and long-term incentive plans.  The Compensation Committee recommended, and the Board of Directors approved, a new Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy.   In 2016, the Compensation Committee also adopted a comprehensive Compensation Policy, which is described below under “Compensation Discussion and Analysis—Century Casinos, Inc. Compensation Policy.”

During 2016, with the assistance of its independent advisor, the Compensation Committee developed and approved a new annual incentive plan and long-term incentive plan.  In the first quarter of 2017, the Compensation Committee began granting cash awards to senior management based on the Company’s achievement of certain performance measures under the new annual incentive plan and began making annual performance stock unit (“PSU”) grants to senior management under the long-term incentive plan.  Under the new long-term incentive plan, a significant portion of the compensation paid to our executive officers is at-risk, performance-based compensation based on pre-determined, measurable performance objectives approved by the Compensation Committee.  See “Compensation Discussion and Analysis—Elements of Compensation—Long-term Incentive Compensation” below.

As a result of these efforts, the 2016 compensation of our named executive officers received support from over 94% of the shares present and entitled to vote on the proposal at our 2017 Annual Meeting, which was a significant improvement over the voting results on our 2014 compensation program.  We have responded to our stockholders’ input and instituted new performance-based compensation programs over the last several years and we will continue to consider the feedback from our stockholders when determining the compensation of our named executive officers in the future.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 3. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

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Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Information regarding our Board and other executive officers of the Company as of April 17, 2018 is as follows:

NAME	AGE	POSITION HELD
Erwin Haitzmann	64	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	55	Vice Chairman of the Board, Co-Chief Executive Officer and President
Gottfried Schellmann	64	Director
Dinah Corbaci	63	Director
Eduard Berger	49	Director
Margaret Stapleton	56	Executive Vice President, Principal Financial/Accounting Officer and Corporate Secretary
Andreas Terler	49	Managing Director of Century Resorts Management GmbH (formerly known as Century Casinos Europe GmbH) (“CRM”), Vice President Operations and Chief Information Officer
Nikolaus Strohriegel	49	Managing Director of CRM and Vice President of Operations

ERWIN HAITZMANN holds a Doctorate and a Masters degree in Social and Economic Sciences from the University of Linz, Austria (1980). Dr. Haitzmann has extensive casino gaming experience ranging from dealer to various casino management positions and has served on numerous casino company boards worldwide. Dr. Haitzmann has been employed full-time by us since May 1993 and has been employed as either our Chief Executive Officer or Co-Chief Executive Officer since March 1994. Dr. Haitzmann has served as a director since March 1994. In determining that Dr. Haitzmann should serve as a director, the Board identified Dr. Haitzmann's extensive experience in the gaming industry and general executive management experience. In determining that Dr. Haitzmann should serve as Chairman of the Board, the Board identified Dr. Haitzmann’s length of service with us, his vast and extensive knowledge of the domestic and international casino industry and his knowledge of our overall business.

PETER HOETZINGER received a Masters degree from the University of Linz, Austria (1986). Thereafter, he was employed in several managerial positions in the gaming industry with Austrian casino companies and has served on numerous casino company boards worldwide. Mr. Hoetzinger has been employed full-time by us since May 1993. He has served as our President since 2000 and our Co-Chief Executive Officer since March 2005. Mr. Hoetzinger has served as a director since March 1994. In determining that Mr. Hoetzinger should serve as a director, the Board identified Mr. Hoetzinger’s extensive experience in the domestic and international casino industry, general executive management experience and his knowledge of our overall business.

GOTTFRIED SCHELLMANN graduated from University of Vienna with a Law degree and is a Certified Tax Advisor in Austria. After having worked for several firms, including KPMG Germany, as a tax and accounting manager, he formed Schellmann & Partner in 1993, where he specialized in tax and accounting work for provinces and municipalities in Austria. In 1999, he sold Schellmann & Partner to KPMG and served from 1999 to 2008 as a partner. He was a part of the Confederation Fiscale Europeenne, the umbrella organization of the European Associations of Tax Advisors in Brussels, Belgium, from 1994 to 2014, holding roles as a representative on the Tax Committee from 1994 to 2004, Chair of the Indirect Tax Committee from 2005 to 2008, Chair of the Tax Committee from 2009 to 2012 and Vice President from 2013 to 2014. Since 2009, he has been a partner in Mueller & Schellmann, a boutique tax advisory company that he formed with a partner in 2009. He is also currently a member of the Worshipful Company of Tax Advisors in London. He is one of the main co-authors, together with certain officers of the Austrian Ministry of Finance, of the Austrian corporate tax code. Mr. Schellmann has served as a director since January 1997. In determining that Mr. Schellmann should serve as a director, the Board identified Mr. Schellmann’s extensive experience in international taxation, risk management, oversight and his general executive management experience.

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DINAH CORBACI holds a Doctorate degree in Law from the University of Salzburg, Austria (1981). After her practice on the Austrian Court in Salzburg, she began working at IBM in 1984 where she served as Account Manager for large Austrian governmental customers. During her tenure at IBM from 1984 to 2009, she was responsible for all Austrian governmental customers regarding their strategic hardware development. As Software Account Manager for Software and Solutions, Dr. Corbaci was responsible for Austrian governmental customers’ application modernization and compliance with guidelines for the use of such software. Since August 2009, Dr. Corbaci has served as managing director of her private consulting firm, Dinah Corbaci Consulting for Information Technology, from which she retired in June 2017. Dr. Corbaci has served as a director since April 2000. In determining that Dr. Corbaci should serve as a director, the Board identified Dr. Corbaci’s extensive experience with e-business solutions, transactions with governmental authorities, risk management, oversight and her general executive management experience.

EDUARD BERGER is a Graduate of the Austrian Business School in Vienna (1987). Mr. Berger has more than 30 years of experience in banking.  From 1990 to 2000, Mr. Berger built up the Austrian equity business for Deutsche Bank. From 2000 to 2008, Mr. Berger was Managing Director at Unicredit Group. Within Unicredit Group, Mr. Berger was a member of the Board of Creditanstalt INM AG, the equity brokerage unit of the group. Mr. Berger managed the Austrian equity business and was responsible for the European Equity Sales division of Unicredit Group.  In 2008, Mr. Berger joined Credit Agricole-Cheuvreux, a leading European brokerage house, as CEO of their Austrian operation. Since 2011, Mr. Berger has served as a partner and member of the Executive Board of Wiener Privatbank SE, an independent private bank in Vienna specializing in private banking services, asset and wealth management, brokerage and real estate services and as a member of the Board at Wiener Privatbank’s Asset Management unit, Matejka & Partner. In determining that Mr. Berger should serve as a director, the Board identified Mr. Berger’s experience in international banking and finance, equity sales, corporate finance and asset management.

MARGARET STAPLETON was appointed Executive Vice President and Principal Financial/Accounting Officer and Corporate Secretary, effective May 2010. She holds a Bachelor of Science degree in Accounting from Regis University, Denver, Colorado (2004) and has over 30 years of experience in corporate accounting and internal audit. Mrs. Stapleton has been employed by us since 2005, including previously serving as our Director of Internal Audit and Compliance from 2005 to 2010.

ANDREAS TERLER is a Graduate Engineer in Applied Mathematics from the University of Graz, Austria (1994). Mr. Terler has more than ten years of casino industry experience. In 2010, Mr. Terler began overseeing our operations in North America, on our cruise ship-based casinos and our Caribbean operations. He has served as our Chief Information Officer since 2006. Mr. Terler has been employed by us since 2006.

NIKOLAUS STROHRIEGEL received a Masters degree from the University of Vienna, Austria (1996). Mr. Strohriegel is currently overseeing our operations in Poland. Mr. Strohriegel has been employed by us since 2007. He has served as Managing Director of CRM since January 2009 and as Vice President of Operations since March 2017.

There are no family relationships between or among our directors or executive officers.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. A complete text of this Code of Business Conduct and Ethics is available on the Corporate – Corporate Governance section of our website (www.cnty.com/corporate/corporate-governance). Any future amendments to or waivers of the Code of Business Conduct and Ethics will be posted to the Corporate – Corporate Governance section of our website.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. SEC rules also require our directors, officers and greater than 10% stockholders to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon review of the reports furnished to us and written representations from our directors and officers, all directors, officers and greater than 10% stockholders timely filed all reports regarding transactions in our securities required to be filed during 2017 under Section 16(a) of the Exchange Act.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 17, 2018, regarding common stock ownership by each named executive officer and each member of our Board, and all of our executive officers and directors as a group. For both tables below, the number of shares indicated as beneficially owned by each person listed below is calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership includes shares that may be acquired upon the exercise of options, warrants, rights or conversion privileges that are exercisable on April 17, 2018, or will become exercisable within 60 days of that date (by June 16, 2018). For both tables below, the percentage ownership of each person listed below is based on the 29,362,768 shares outstanding as of April 17, 2018. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons or entities has sole voting and investment power with respect to the shares shown as beneficially owned.

NAME OF BENEFICIAL OWNER (A)	COMMON STOCK		OPTIONS EXERCISABLE OR VESTING WITHIN 60 DAYS	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Erwin Haitzmann	1,300,000	(C)	450,000	1,750,000	6.0%
Peter Hoetzinger	1,163,481	(D)	450,000	1,613,481	5.5%
Gottfried Schellmann	77,750		6,250	84,000	*
Dinah Corbaci	35,300		31,700	67,000	*
Eduard Berger (B)	—		—	—	*
Margaret Stapleton	6,451		90,000	96,451	*
Andreas Terler	—		75,000	75,000	*
Nikolaus Strohriegel	4,589		25,000	29,589	*
All directors and executive officers as a group (eight persons)	2,587,571		1,127,950	3,715,521	12.7%

*      Less than 1%.

(A)

The address for the persons listed in this column, except Ms. Stapleton, is Untere Viaduktgasse 2, 1030 Vienna, Austria/Europe. Ms. Stapleton’s address is 455 East Pikes Peak Ave., Ste. 210, Colorado Springs, CO 80903.

(B)	Mr. Berger was appointed to the Board in February 2018.
(C)	Flyfish Management & Consulting AG owns 1,300,000 of the reported shares (see “Executive Agreements”).
(D)

The Hoetzinger Family Foundation owns 94,397 of the reported shares (see “Certain Relationships and Related Transactions”). Focus Lifestyle and Entertainment AG owns 1,069,084 of the reported shares (see “Executive Agreements”).

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The following table sets forth information as of April 17, 2018, regarding common stock ownership by beneficial owners of more than five percent (5%) of our outstanding common stock that have publicly disclosed their ownership, except for our Co-Chief Executive Officers, whose stock ownership is set forth in the table above.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Ariel Investments, LLC 200 E. Randolph Street, Suite 2900 Chicago, IL 60601	3,206,500	(A)	10.9%
Wellington Management Group LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,743,942	(B)	9.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,227,031	(C)	7.6%

(A)	Based solely on a Schedule 13G/A filed on February 13, 2018. Ariel Investments, LLC has sole voting power with respect to 2,713,067 shares and sole dispositive power with respect to 3,206,500 shares.
(B)

Based solely on a Schedule 13G/A filed on February 8, 2018. Wellington Management Group LLP has shared voting power with respect to 1,721,101 shares and shared dispositive power with respect to 2,743,942 shares.

(C)	Based solely on a Schedule 13G/A filed on January 29, 2018. BlackRock, Inc. has sole voting power with respect to 2,209,500 shares and sole dispositive power with respect to 2,227,031 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Haitzmann, our Chairman and Co-Chief Executive Officer, and Mr. Hoetzinger, our Vice Chairman, Co-Chief Executive Officer and President, are Austrian citizens and have established wholly-owned companies or family trusts to hold a certain portion of their respective interests in us.  See “Security Ownership of Certain Beneficial Owners and Management.”

Our Audit Committee Charter provides that the Audit Committee must approve transactions between us and related parties for actual or apparent conflicts of interest. The Audit Committee defines a related party transaction as one between our directors and executive officers, their immediate family members and entities in which they hold a 5% or greater beneficial ownership interest, where the aggregate amount is expected to exceed $120,000 in any calendar year.

The Audit Committee approved the management agreements between us and entities indirectly owned by our Co-Chief Executive Officers, as described under “Executive Agreements.”

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION GOALS AND OBJECTIVES

The Compensation Committee is responsible for reviewing and setting the compensation of our named executive officers:

NAME	TITLE
Erwin Haitzmann	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	Vice Chairman of the Board, Co-Chief Executive Officer and President
Margaret Stapleton	Executive Vice President, Principal Financial/Accounting Officer and Corporate Secretary
Andreas Terler	Managing Director of CRM, Vice President of Operations and Chief Information Officer
Nikolaus Strohriegel	Managing Director of CRM and Vice President of Operations

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements.

We base our compensation primarily on our named executive officers’ experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry. The Compensation Committee believes that the compensation program for our named executive officers is designed to reward long-term performance. The Compensation Committee also believes that our compensation program motivates our named executive officers to deliver financial results that meet or exceed our expectations, seek and develop new gaming opportunities, and effectively manage our widespread international operations.

COMPANY BUSINESS DEVELOPMENTS

2017 Performance and Results

During 2017, we made progress on our business strategy of developing new international gaming opportunities, including acquiring Saw Close Casino in Bath, England, operating the casino onboard a new cruise ship and beginning construction on Century Mile Racetrack and Casino in Edmonton, Alberta, Canada.  In addition, in November 2017, we completed a public offering of 4,887,500 shares of our common stock with net proceeds of $34.3 million. Our named executive officers, along with many of our other employees, have worked diligently to develop these business opportunities, which we believe will contribute significantly to the success of our Company.

Our 2017 financial results were as follows:

•	Net operating revenue for the year ended December 31, 2017 was $154.1 million, an 11% increase compared to the year ended December 31, 2016
•	Earnings from operations for the year ended December 31, 2017 were $14.6 million, a 10% decrease compared to the year ended December 31, 2016
•	Net earnings attributable to Century Casinos, Inc. shareholders for the year ended December 31, 2017 were $6.3 million, a 32% decrease compared to the year ended December 31, 2016
•	Adjusted EBITDA* for the year ended December 31, 2017 was $26.1 million, a 1% increase compared to the year ended December 31, 2016
•	Earnings per share for the year ended December 31, 2017 were $0.25 compared to $0.38 for the year ended December 31, 2016
•	The closing price of our common stock was $9.13 on December 29, 2017, an 11% increase compared to the closing price at December 31, 2016

*Adjusted EBITDA is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDA to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), see Item 6. “Selected Financial Data – Non-GAAP Measures – Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2017.

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Net operating revenue increased in 2017 compared to 2016 primarily due to our operating Century Casino St. Albert for a full year and increased revenue at our casinos in Poland. Earnings from operations decreased in 2017 compared to 2016 due to additional expenses for continued payroll and operating expenses at several casinos in Poland that closed during 2017 due to license expirations as well as increased expenses at Century Downs Racetrack and Casino resulting from the introduction of thoroughbred racing in 2017. Net income and earnings per share for 2017 were negatively impacted by additional tax expense of $5.4 million resulting from the tax law changes made in the Tax Cuts and Jobs Act that became effective in December 2017.

RECENT DEVELOPMENTS IN OUR COMPENSATION PROGRAM

Introduction of New Annual and Long-Term Incentive Plans

During 2016, following significant outreach by us to our major stockholders regarding any concerns they may have about our executive compensation programs and policies, the Compensation Committee revised the design of our executive compensation program to, among other things, increase the amount and type of performance-based compensation granted to our executive officers. In 2016, with the assistance of an independent advisor hired by the Compensation Committee, the Compensation Committee developed (i) an annual incentive plan, which provides for cash awards to senior management based on the Company’s achievement of certain performance measures, and (ii) a long-term incentive plan for senior management, which provides for the annual grant of PSUs to senior management.

In March 2017, the Compensation Committee granted the first performance-based cash bonus awards to our senior management under the annual incentive plan, which are paid out based on our achievement of specified performance measures, currently consisting of net operating revenue, over a one-year performance period.  The awards are paid during the first quarter following the end of the performance period. The annual incentive plan awards replace the annual discretionary bonuses that the Compensation Committee historically granted to senior management.  In March 2017, under the new long-term incentive plan, the Compensation Committee approved the first annual grant of PSUs (the “2017 PSUs”) to our senior management.  The 2017 PSUs vest based on our achievement of specified performance measures over a three-year performance period.  For more information on our annual and long-term incentive plans, see “Elements of Compensation” below.

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COMPESNATION POLICY

Our Compensation Policy provides for (i) an annual incentive plan that rewards executives for the achievement of near-term corporate objectives and individual employee performance and provides a potential significant cash incentive-based award and (ii) a long-term incentive plan that is an equity award program that rewards executives based on their achievement of long-term corporate financial objectives and increases in total stockholder return.  The Compensation Policy sets forth the following objectives in establishing compensation for the Company’s executives:

•	Aligning executive compensation with the Company’s corporate strategies, business objectives and the long-term interests of its stockholders;
•

Incentivizing executives to achieve key strategic, financial and operational performance measures by linking the annual incentive plan awards and long-term incentive plan awards to the achievement of performance goals in these areas;

•

Reinforcing executives’ incentive to increase the Company’s stock price and maximize long-term, sustainable stockholder value, and promoting their retention, by providing a significant amount of total compensation opportunities in the form of equity;

•	Successfully implementing the Company’s performance-based compensation philosophy;
•	Attracting and retaining individuals of superior ability and managerial talent; and
•	Encouraging employee retention through participation in the annual incentive plan and the long-term incentive plan.

In the Compensation Policy, the Compensation Committee adopted the following compensation “best practices,” which are designed to discourage unnecessary or excessive risk taking behavior by the Company’s employees:

•

Pay for performance.  Executive performance-based compensation and payments awarded under the annual incentive plan and the long-term incentive plan are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•	Mix of incentives. A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.
•	Equity-based pay. A significant portion of the executives’ compensation is in the form of equity awards that emphasize long-term value creation.
•	At-risk pay. A significant portion of the executives’ compensation is “performance-based” or “at-risk.”
•

Significant vesting periods.  Awards granted to executives under the long-term incentive plan will generally vest following the completion of a three-year performance period.  Stock options granted to executives generally vest over a four-year period.

•

Compliance with additional compensation policies.  Executives are required to comply with the Company’s Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy, which are described in more detail below.

At our 2016 annual meeting, our stockholders approved our 2016 Equity Incentive Plan (the “2016 Plan”), which authorizes the issuance of 3,500,000 shares of our common stock. Awards under the 2016 Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, stock units and other stock-based awards.  Awards under the 2016 Plan may be granted to our employees, consultants, advisors and non-employee directors.  The 2016 Plan also includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including:

•	No repricing of underwater options or stock appreciation rights without stockholder approval.
•	No discounted option or SAR grants.
•	Minimum vesting period for all awards.
•	No liberal share recycling or reload provisions.
•	No liberal definition of “change in control.”
•	No automatic accelerated vesting of equity awards upon a change in control.
•	Limit on non-employee director awards.

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COMPENSATION PROGRAM DESIGN

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to us today and in the future.

Our current short-term executive compensation structure consists of base salary and annual incentive compensation in the form of performance-based cash bonuses.  Our long-term executive compensation currently consists of PSU awards and, prior to 2017, consisted of stock option awards. The Compensation Committee believes that granting PSU awards, which generally vest following the completion of a three-year performance period, and stock option awards, which generally vest over a four-year period, to our named executive officers promotes retention and motivates our named executive officers to achieve our long-term business objectives because the ultimate value of their equity awards is strongly related to their long-term contributions to our Company.

We continually assess and evaluate the internal and external competitiveness of all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We seek to ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. Due to the highly competitive nature of the gaming industry, it is important for our pay plans to provide us with the ability to recruit, retain and internally develop top executive talent.

CONSIDERATION OF SAY-ON-PAY RESULTS AND STOCKHOLDER OUTREACH

At our Annual Meeting of Stockholders held on June 13, 2017, we conducted our annual advisory vote on the 2016 compensation program for our named executive officers (“Say-on-Pay”). The 2016 compensation of our named executive officers received support from over 94% of the shares present and entitled to vote on the Say-on-Pay proposal. The Compensation Committee was pleased that we received a significant increase in stockholder support for our 2016 compensation program compared to our 2015 and 2014 compensation programs, which we believe was a result of our significant stockholder outreach efforts and recent improvements made to our compensation policies. In response to the feedback we received from our stockholder outreach, during 2016, the Compensation Committee focused on aligning executive compensation more closely with our performance and the long-term interests of the Company’s stockholders. As a result, in 2016, the Compensation Committee adopted a performance-based annual incentive plan and a long-term incentive plan to grant PSUs to our senior management based on quantifiable performance metrics established in advance by the Compensation Committee. We will continue to consider the outcome of our Say-on-Pay vote results when determining the compensation of our named executive officers in the future.

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ROLES IN ESTABLISHING COMPENSATION

When determining the compensation of our named executive officers, the Compensation Committee conducts its own analysis, and solicits advice from internal company resources, which may include, but are not limited to, our Co-Chief Executive Officers and Executive Vice President and Corporate Secretary. The Compensation Committee may also receive recommendations from an independent advisor that it retains, as was the case in 2016.

Our Co-Chief Executive Officers annually review the performance of our named executive officers and, based on these reviews, recommend to the Compensation Committee compensation for all named executive officers. The Compensation Committee reviews the recommendations and makes the final decisions regarding compensation paid to our senior executives, including base pay, annual incentive bonuses and equity awards.

USE OF PEER GROUP AND OTHER MARKET DATA

The Compensation Committee has established a peer group of publicly-traded companies in the gaming, hospitality and restaurant industry (the “Peer Group”) based on data and recommendations provided by its independent advisor.

PEER GROUP COMPANIES
• Intrawest Resorts Holdings, Inc.	• Ark Restaurants Corp. (ARKR)
• Penn National Gaming, Inc. (PENN)	• RCI Hospitality Holdings, Inc. (RICK)
• Isle of Capri Casinos, Inc.	• Full House Resorts, Inc. (FLL)
• Ignite Restaurant Group, Inc.	• Famous Dave’s of America, Inc. (DAVE)
• Papa Murphy’s Holdings, Inc. (FRSH)	• Monarch Casino & Resort, Inc. (MCRI)
• Jamba, Inc. (JMBA)	• Pinnacle Entertainment, Inc. (PNK)
• The Habit Restaurants, Inc. (HABT)	• Playa Hotels & Resorts, N.V. (PLYA)
• Chuy's Holdings, Inc. (CHUY)	• Eldorado Resorts, Inc. (ERI)

In March 2017, the Compensation Committee used the Peer Group market data compiled by its independent advisor to assess the competitiveness of NEO compensation for base salary, annual and long-term incentives, and target total direct compensation.  The Compensation Committee targeted the aggregate value of our total compensation for our NEOs to be competitive with the Peer Group market data.

Historically, due to the highly specialized nature of our business, the Compensation Committee has relied on internal resources and limited the external resources considered when establishing compensation to market data from the gaming industry.  The Compensation Committee currently intends to consider market data from the gaming industry as well as Peer Group data when determining NEO compensation in the future.

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ELEMENTS OF COMPENSATION

Base Salary

The Compensation Committee sets base salaries for our named executive officers based on a variety of factors, including:

•	the nature and responsibility of the position;
•	the experience and contribution of the named executive officer;
•	the named executive officer’s performance, including whether individual objectives were met or exceeded during a particular period;
•	additional duties or responsibilities of the named executive officer or organizational changes in our Company;
•	the complexity of our international operations and transactions;
•	the amount of international travel by the named executive officer; and
•	retention.

The annual base salaries for our NEOs are presented in the table below.

	2016 BASE SALARY	2017 BASE SALARY
Erwin Haitzmann (A)(E)	$621,361	$608,510
Peter Hoetzinger (B)(E)	620,157	609,107
Margaret Stapleton	140,000	140,000
Andreas Terler (C)(E)	121,629	124,929
Nikolaus Strohriegel (D)(E)	121,629	124,626

(A)

Dr. Haitzmann’s annual base salary consists of (i) €220,000, which was $248,510 in 2017 (based on monthly average exchange rates in effect during 2017) and $261,361 in 2016 (based on monthly average exchange rates in effect during 2016), and (ii) an annual management fee of $360,000 paid on a monthly basis to Flyfish Management & Consulting AG.  The difference in the amounts of base salary in 2016 and 2017 is solely due to exchange rate fluctuations.

(B)

Mr. Hoetzinger’s annual base salary consists of (i) €220,000, which was $249,107 in 2017 (based on monthly average exchange rates in effect during 2017) and $260,157 in 2016 (based on monthly average exchange rates in effect during 2016), and (ii) an annual management fee of $360,000 paid on a monthly basis to Focus Lifestyle and Entertainment AG.  The difference in the amounts of base salary in 2016 and 2017 is solely due to exchange rate fluctuations.

(C)

Mr. Terler’s annual base salary for 2016 and 2017 was €110,000, which was $124,929 in 2017 (based on monthly average exchange rates in effect during 2017) and $121,629 in 2016 (based on monthly average exchange rates in effect during 2016).  The difference in the amounts of base salary in 2016 and 2017 is solely due to exchange rate fluctuations.

(D)

Mr. Strohriegel’s annual base salary for 2016 and 2017 was €110,000, which was $124,626 in 2017 (based on monthly average exchange rates in effect during 2017) and $121,629 in 2016 (based on monthly average exchange rates in effect during 2016).  The difference in the amounts of base salary in 2016 and 2017 is solely due to exchange rate fluctuations.

(E)

Differences in the U.S. dollar equivalent of the salaries of Dr. Haitzmann and Mr. Hoetzinger are due to the timing of payments throughout the year. Differences in the U.S. dollar equivalent of the salaries of Mr. Terler and Mr. Strohriegel are due to the timing of the payments that are paid through our Polish subsidiary Casinos Poland Sp. z.o.o in euros.

The base salary of each of the Co-Chief Executive Officers has not been increased since 2013. In November 2013, the Compensation Committee increased the base salary of each of the Co-Chief Executive Officers from €70,000 to €220,000 in recognition of their performance and additional responsibilities as a result of our expanded international operations and to closer align their base salaries with the base salaries of comparable companies in the gaming industry. In connection with the salary increases in 2013, each Co-Chief Executive Officer is required to use 25% of the after-tax amount of the salary increase to purchase our common stock.

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The Compensation Committee did not adjust the salaries of any named executive officers during 2016 or 2017. In the future, the Compensation Committee plans to evaluate the salaries of the named executive officers when it is considering their total target compensation, including salary, annual bonuses and equity awards, which may be in the form of PSUs or stock options. The Compensation Committee believes that the base salaries of the named executive officers are fair and competitive with those of executive officers at comparable companies in the gaming industry as well as at the Peer Group companies.

Annual Incentive Compensation

The Compensation Committee considers salaries and bonuses and, in the case of our Co-Chief Executive Officers, the management agreements, in determining the competitiveness of the total compensation package. At the end of our fiscal year, the Compensation Committee determines whether NEOs will receive performance-based cash incentive compensation based on whether certain performance measures, which were established in March 2017, are achieved.

The annual incentive award for 2017 was paid out based on the achievement of net operating revenue over a one-year performance period beginning on January 1, 2017. The amount of cash earned by award recipients following the end of the performance period could range from 0% to 200% of the target amount. If performance is between the threshold and target levels, or between the target and maximum levels, then the payout as a percentage of the target is determined by linear interpolation. Threshold (50%), target (100%) and maximum (200%) payout opportunities established for the 2017 annual incentive plan awards for each NEO are set forth in the table below.

NEO	THRESHOLD	TARGET	MAXIMUM
Erwin Haitzmann	$112,500	$225,000	$450,000
Peter Hoetzinger	112,500	225,000	450,000
Margaret Stapleton	33,750	67,500	135,000
Andreas Terler	33,750	67,500	135,000
Nikolaus Strohriegel	33,750	67,500	135,000

The Compensation Committee established that net operating revenue for the year ended December 31, 2017 of $136.4 million, $151.5 million and $166.7 million would result in annual incentive payouts at the threshold, target and maximum levels, respectively.  The Company had net operating revenue for the year ended December 31, 2017 of $154.1 million, which was above target and resulted in an annual incentive payout of 117.1% of the target amount.  As a result, the Compensation Committee determined that the NEOs earned the following cash bonuses under the annual incentive plan for 2017:

NEO	2017 ACTUAL BONUS
Erwin Haitzmann (A)	$263,487
Peter Hoetzinger (A)	263,487
Margaret Stapleton	79,046
Andreas Terler	79,046
Nikolaus Strohriegel	79,046

(A)	The bonuses for Dr. Haitzmann and Mr. Hoetzinger were paid to Flyfish Management & Consulting AG and Focus Lifestyle and Entertainment AG, respectively, pursuant to their management agreements.

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Long-term Incentive Compensation

During 2016, the Compensation Committee revised the design of our executive compensation program by developing a long-term incentive plan for senior management, pursuant to which we grant PSUs to senior management annually.  Under the new long-term incentive plan, executive officers receive at-risk, performance-based compensation and payments based on pre-determined, measurable performance objectives approved by the Compensation Committee.

Performance Stock Units

In March 2017, under the new long-term incentive plan, the Compensation Committee approved the grant of 2017 PSUs to our senior management.  Each 2017 PSU that vests represents the right to receive one share of our common stock. The 2017 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return and Adjusted EBITDA, over a three-year performance period, beginning January 1, 2017. Relative total stockholder return is calculated as the difference, whether positive or negative, between our total stockholder return minus the total stockholder return of the S-Network Global Gaming Index. Adjusted EBITDA is calculated as net earnings (loss) attributable to Century Casinos, Inc. shareholders adjusted to exclude the impact of interest expense (income), income taxes (benefit), depreciation, amortization, non-controlling interest (earnings) losses and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, (gain) loss on disposition of fixed assets, results of discontinued operations, (gain) loss on foreign currency transactions and other, gain on business combination and certain other one-time items. The relative total stockholder return performance measure constitutes 25% of the PSU award, and the Adjusted EBITDA performance measure constitutes 75% of the PSU award.  The relative total stockholder return and Adjusted EBITDA performance measures are calculated independently.  Threshold, target and maximum payout opportunities established for the 2017 PSUs will be used to calculate the number of shares that will be issuable when the award vests, which may range from 0% to 200% of the target amount.  In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative total stockholder return or the Adjusted EBITDA performance measures, but not both, must be achieved. Any 2017 PSUs that are earned are scheduled to vest and be settled in shares of the Company’s common stock following the end of the performance period.  The Compensation Committee plans to grant PSU awards, which may contain different performance measures and other terms, to senior management on an annual basis.

The Compensation Committee granted the following target number of 2017 PSUs to the named executive officers on March 2, 2017:

NEO	TARGET NUMBER OF 2017 PSUs	GRANT DATE FAIR VALUE OF TARGET PSUs
Erwin Haitzmann	50,391	$404,641
Peter Hoetzinger	50,391	404,641
Margaret Stapleton	15,117	121,388
Andreas Terler	15,117	121,388
Nikolaus Strohriegel	15,117	121,388

PERSONAL BENEFITS AND PERQUISITES

Our use of perquisites as an element of compensation is limited. The Compensation Committee does not view perquisites as a significant element of our compensation structure, but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. Besides certain life insurance contributions and change of control protections, we generally provide broad-based perquisites to our executives and other employees. Executives and all other employees are eligible to participate in various benefit programs such as medical, dental and vision insurance, life insurance, both short and long-term disability, and employer contributions to the Century Casinos, Inc. 401(k) Savings and Retirement Plan. Relocation benefits are available and are negotiated on an individual basis when an employee is hired.

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In addition to our group benefits, Dr. Haitzmann and Mr. Hoetzinger are also entitled to:

•

A Company-paid life insurance policy. Dr. Haitzmann’s policy provides a maximum life insurance benefit of €349,975 (approximately $419,916 based on the exchange rate in effect on December 31, 2017), payable in either a single lump sum or as an annuity. Mr. Hoetzinger’s policy provides a maximum life insurance benefit of €418,032 (approximately $501,574 based on the exchange rate in effect on December 31, 2017), payable in either a single lump sum or as an annuity;

•

Long term disability or death benefits equal to 1/12 of the executive’s annual salary in effect at the time of disability or death, paid monthly for a period of 12 months from the date of disability or death; and

•

The use of an automobile provided and paid for by us for business and personal purposes; provided, however, that Dr. Haitzmann may choose to receive a monthly car allowance in lieu of our providing him with the use of an automobile.

CHANGE OF CONTROL AND SEVERACE BENEFITS

Employment Agreements. We have entered into employment agreements with certain of our executive officers, including our Co-Chief Executive Officers, which are described below under “Executive Agreements.” These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change of control or a termination without cause by us, each as is defined in the agreements.

The change of control provisions and the related severance compensation provisions of the employment agreements with our executive officers and our equity incentive plans are designed to meet the following objectives:

Change of Control.  Many larger, established casino companies may consider companies at similar stages of growth as us as potential acquisition targets as a means of adding value to their company. In some scenarios, the potential for merger or acquisition may be in the best interests of our stockholders. In certain cases, we provide severance compensation if an executive is terminated as a result of a corporate transaction in order to maintain the continuity of management during the transaction and in order to promote the ability of our executive officers to act in the best interests of our stockholders even though there is a possibility that they could be terminated as a result of the transaction.

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We define a “change of control” in the employment agreements as follows:

•	Any unaffiliated person or entity becoming the beneficial owner of a majority of the voting rights of our outstanding securities;
•	The triggering of the issuance of stock rights to stockholders pursuant to our stock rights agreement, as amended from time to time;
•	The replacement during any two calendar years of half or more of our Board;
•	The replacement or rejection of one or more persons nominated to be a director by our Board before any change of control;
•	The election of one or more persons to our Board that have not been nominated by our Board prior to any change of control;
•	Dr. Haitzmann ceases to serve as our Chairman, except by reason of his death or permanent disability (as stated in Mr. Hoetzinger’s employment agreement);
•	Mr. Hoetzinger ceases to serve as our Vice Chairman, except by reason of his death or permanent disability (as stated in Dr. Haitzmann’s employment agreement); or
•	The holders of securities approve a merger, consolidation or liquidation of our Company.

Termination Without Cause By Us.  If we terminate the employment of Dr. Haitzmann or Mr. Hoetzinger without cause, we are obligated to continue to pay their base salary and bonus for a specified period of time, as per the executive officer’s employment agreement. We believe this is appropriate because (i) the terminated executive officer is bound by confidentiality and non-compete provisions covering a specified period of time; (ii) we and the executive officer have mutually agreed to a severance package that is in place prior to any termination event, which provides us more flexibility to make a change in senior management if such a change is in the best interests of us and our stockholders; and (iii) the terminated executive receives a fair severance payment that is defined in advance of a termination without cause.

For this scenario, we define “cause” for Dr. Haitzmann and Mr. Hoetzinger as follows:

•

The failure of the employee for any reason, within 30 days after receipt by the employee of written notice thereof from us, to correct, cease, or otherwise alter any specific action or omission to act that constitutes a material and willful breach of such employee’s employment agreement that is likely to result in material damage to us; or

•	Any willful gross misconduct likely to result in material damage to us.

Termination With Cause By Employee.  Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements provide severance in the event they terminate their employment with us for cause. This scenario would be treated similarly to a termination without cause by us for the same reasons provided for that situation, as described above.

For this scenario, we define “cause” as follows:

•

Our failure for any reason, within 30 days after receipt by us of written notice from the employee, to correct, cease, or otherwise alter any material adverse change in the conditions of such employee’s employment, including, but not limited to any change in his title or position, or the duties of such position, unless the employee consents in writing to such change; or

•	A change of control, as defined above, has occurred.

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Management Agreements. In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish Management & Consulting AG, a Swiss corporation that is beneficially owned by Dr. Haitzmann, and with Focus Lifestyle and Entertainment AG, a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.

Termination with Cause by Consultant or without Cause by Us.  The management agreements provide for certain payments and benefits to be made to Flyfish Management & Consulting AG and/or Focus Lifestyle and Entertainment AG should either or both of them terminate the agreement for cause or should either or both of them be terminated by us without cause.  These payments and benefits include: (i) a lump sum cash payment of three times the current management fee and three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits.  For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

A “change of control” under the management agreements is the same as a change of control under the employment agreements, as defined above.

Equity Awards. Our 2016 Plan and our previous equity incentive plans under which we have issued equity awards to our executive officers provide for accelerated vesting of stock awards following a change of control, as defined in such plans, under certain circumstances. Under the PSU award agreements, the PSUs issued to our executive officers under our 2016 Plan provide that, in the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.  In the case of a Change in Control, the PSUs have accelerated vesting if (i) the award is assumed or replaced by the surviving entity and, within 12 months, the participant has a termination without Cause or for Good Reason, or (ii) the award is not assumed or replaced by the surviving entity.

For more information on our potential payments to named executive officers in connection with a termination or change of control, please see “Executive Compensation – Potential Payments upon Termination or Change of Control” below.

Compensation Policies

In 2016, we adopted (i) an overall Compensation Policy, which is described above under “Century Casinos, Inc. Compensation Policy,” and (ii) several additional policies that we believe are important and consistent with governance and compensation policy best practices, which are included in our Compensation Policy and are described below.

Stock Ownership Policy.   It is our policy that all of our executive officers should have a significant financial stake in us.  To that end, we have adopted stock ownership guidelines applicable to our executive officers. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to directly or beneficially own shares of our common stock with a value at least equal to the amount shown below:

•	Co-CEOs – Three times annual base salary
•	All other executive officers – One times annual base salary

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The amount of annual base salary includes any management fees paid to a Co-CEO, a family foundation or a company directly or beneficially owned by such Co-CEO or a subsidiary thereof in connection with a management agreement entered into between any of such parties and the Company or any subsidiary of the Company. Shares to be counted for purposes of the ownership guidelines will be fully-vested outstanding shares of which the individual is deemed to be the “beneficial owner” for purposes of Section 16 under the Exchange Act.  For each Co-CEO, shares counted for purposes of the ownership guidelines include any shares owned by a family foundation or a company directly or beneficially owned by a Co-CEO or a subsidiary thereof.  Shares subject to a compensatory equity-based award of any kind that has not yet vested and shares subject to an option or stock appreciation right that has not yet been exercised will not be counted toward satisfaction of the stock ownership guidelines. Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the ownership guidelines.

In addition, effective as of November 2013, each of the Co-Chief Executive Officers received a base salary increase of €150,000. In connection with the salary increase, the Compensation Committee amended the employment agreement of each Co-Chief Executive Officer to require each Co-Chief Executive Officer to use 25% of the after-tax salary increase to purchase our common stock. In August 2014, the Compensation Committee revised the Co-Chief Executive Officers’ stock purchase requirement to provide that each Co-Chief Executive Officer had a three-year time period, which began on January 1, 2014, to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary. Messrs. Haitzmann and Hoetzinger each purchased additional shares in December 2014 pursuant to this requirement.

Hedging and Pledging.  We have adopted a policy that provides for restrictions on equity transactions, including prohibitions on hedging transactions and pledging of our stock by our directors, officers and employees.

Clawback Policy. We have adopted a policy for recovery of incentive compensation from our executive officers under certain circumstances. The policy provides that we will, in all appropriate circumstances as determined by the Compensation Committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of all or a portion of any incentive compensation awarded to our executive officers after April 22, 2016, which is the date our Board of Directors adopted the policy, where the Compensation Committee has determined that all of the following factors are present:

•	We are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws;
•

The award, vesting or payment of the incentive compensation was predicated upon the achievement of certain financial results that were the subject of the restatement and such award, vesting or payment occurred or was received during the three-year period preceding the date on which we were required to prepare the restatement; and

•	A smaller award, vesting or payment would have occurred or been made to the executive officer based upon the restated financial results.

In those circumstances, we will, to the extent deemed appropriate by the Compensation Committee, seek to recover or cancel the amount(s) by which an executive officer’s incentive compensation that was awarded, vested or paid during the three-year period referenced above exceeded the amount(s) that would have been awarded, vested or paid based on the restated financial results, net of taxes paid or payable by the executive officer with respect to the recoverable compensation.

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In addition, under the terms of the 2016 Plan and equity award agreements under the 2016 Plan, equity awards may be subject to forfeiture, recovery by us or any other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee, including in response to any requirements under the Exchange Act or any other applicable law or stock exchange listing standards.

Other Equity-Related Policies.  The 2016 Plan requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The 2016 Plan also prohibits re-pricing or exchanging underwater stock options under the 2016 Plan without stockholder approval.

TAX AND OTHER CONSIDERATIONS

In designing our compensation programs, we take into account the various tax and accounting rules associated with different forms of compensation. Our executive compensation plans will generally be designed and implemented to maximize tax deductibility. Section 162(m) of the Internal Revenue Code as in effect prior to the enactment of tax reform legislation in December 2017 generally disallowed a tax deduction to public corporations for compensation greater than $1 million paid any taxable year to any “covered employee” (defined as a corporation’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) as of the end of the taxable year). However, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met.

Recent tax reform legislation enacted in December 2017 retained the $1.0 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017.  Consequently, compensation paid in 2018 and later years to NEOs in excess of $1.0 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.  We generally seek to preserve tax deductions for executive compensation, but non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to our best interests.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Gottfried Schellmann

Dinah Corbaci

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act or the Exchange Act, the foregoing report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent the Company specifically incorporates such report by reference therein.

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EXECUTIVE COMPENSATION

The table below sets forth the compensation for 2015, 2016 and 2017 earned by our named executive officers.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(A)		BONUS ($)(B)		STOCK AWARDS ($)(C)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(D)(E)		ALL OTHER COMPENSATION ($)(F)(G)	TOTAL ($)
Erwin Haitzmann
Chairman of the Board	2017	608,510	(H)	—		404,641	263,487	(J)	86,074	1,362,712
and Co-Chief Executive	2016	621,361	(H)	233,152		—	—		81,762	936,275
Officer	2015	614,272	(H)	150,000	(J)	—	—		45,854	810,126
Peter Hoetzinger
Vice Chairman of the Board,	2017	609,107	(I)	—		404,641	263,487	(K)	70,568	1,347,803
Co-Chief Executive Officer	2016	620,157	(I)	233,152	(K)	—	—		69,122	922,431
and President	2015	620,708	(I)	150,000	(K)	—	—		39,830	810,538
Margaret Stapleton
Executive Vice President,	2017	140,000		—		121,388	79,046		10,305	350,739
Principal Financial/Accounting	2016	140,000		69,946		—	—		10,727	220,673
Officer and Corporate Secretary	2015	140,000		35,000		—	—		11,226	186,226
Andreas Terler
Managing Director of CRM,	2017	124,929		—		121,388	79,046		—	325,363
Vice President of Operations	2016	121,629		69,946		—	—		—	191,575
and Chief Information Officer	2015	121,887		30,524		—	—		—	152,411
Nikolaus Strohriegel
Managing Director of CRM	2017	124,626		—		121,388	79,046		—	325,060
and Vice President of	2016	121,629		69,946		—	—		—	191,575
Operations	2015	121,887		30,524		—	—		—	152,411

(A)

Dr. Haitzmann and Mr. Hoetzinger are paid their base salaries in euros.  For Dr. Haitzmann, $248,510 of his 2017 salary, $261,361 of his 2016 salary and $254,272 of his 2015 salary were paid in euros. For Mr. Hoetzinger, $249,107 of his 2017 salary, $260,157 of his 2016 salary and $260,708 of his 2015 salary were paid in euros.  Amounts paid to Dr. Haitzmann and Mr. Hoetzinger pursuant to management agreements as described below in footnotes (H) and (I) of this table are paid in U.S. dollars. The base salaries of Messrs. Terler and Strohriegel are paid in euros. The amounts paid in euros were converted to U.S. dollars in the table above using the average monthly exchange rate applicable to the months during which such salaries were earned. Such euro rates ranged from 1.06 to 1.19 during 2017, 1.05 to 1.13 during 2016 and 1.07 to 1.16 during 2015.

(B)

The 2016 bonuses for Mr. Terler and Mr. Strohriegel were paid in U.S. dollars. The 2015 bonuses for Mr. Terler and Mr. Strohriegel were paid in euros. The amounts shown in the table for the 2015 bonus were converted to U.S. dollars based on the exchange rate of 1.11 in February 2016.

(C)

The amounts shown represent the grant date fair value computed in accordance with FASB ASC 718 of the 2017 PSUs granted to the NEOs as part of our long-term incentive compensation plan. The amounts shown represent the values that are based on achievement of 100% of the target performance.  Assuming achievement of the maximum 200% of target performance, the value of the 2017 PSUs would be: $809,282 for Dr. Haitzmann and Mr. Hoetzinger; and, $242,776 for Ms. Stapleton, Mr. Terler and Mr.  Strohriegel.  Assumptions used in the calculation of the amounts reported in this column are included in Note 10 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(D)

The amounts shown represent cash payments made to each of our NEOs under our annual incentive plan, which is further described in the “Compensation Discussion and Analysis” in this proxy statement. The amounts disclosed represent the actual incentive amounts earned for 2017 that were paid in February 2018.

(E)	The 2017 cash payments made to Mr. Terler and Mr. Strohriegel were paid in U.S. dollars.

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(F)

The other compensation for Dr. Haitzmann and Mr. Hoetzinger for 2017 includes premiums paid on medical and life insurance policies and the portion of our expense for automobiles provided to our Co-Chief Executive Officers attributable to personal use during 2017. Dr. Haitzmann has elected to receive a monthly car allowance from us. We estimate that approximately 35% of the annual lease cost for Mr. Hoetzinger’s automobile represents the amount attributable to personal use. Ms. Stapleton’s other compensation for 2017 includes premiums paid on medical insurance. These amounts are broken out as follows:

NAME	MEDICAL INSURANCE	LIFE INSURANCE	AUTOMOBILE	TOTAL
Erwin Haitzmann	$18,298	$33,888	$33,888	$86,074
Peter Hoetzinger	14,797	21,010	34,761	70,568
Margaret Stapleton	10,305	—	—	10,305

(G)

The 2017, 2016 and 2015 amounts in the “All Other Compensation” column for Dr. Haitzmann and Mr. Hoetzinger were converted to U.S. dollars from euros based on the average monthly exchange rates applicable to the months during which such compensation was earned. Such rates ranged from 1.06 to 1.19 during 2017, 1.05 to 1.13 during 2016 and 1.07 to 1.16 during 2015.

(H)

Includes $248,510, $261,361 and $254,272 for 2017, 2016 and 2015, respectively, which have been paid to Dr. Haitzmann under his employment agreement, and $360,000 for each of 2017, 2016 and 2015, which were paid to Flyfish Management & Consulting AG under a management agreement between Flyfish Management & Consulting AG and our subsidiary. Under this management agreement, we contract certain services from Flyfish Management & Consulting AG to be provided by Dr. Haitzmann and other members of the Flyfish Management & Consulting AG team. Flyfish Management & Consulting AG is a company beneficially owned by Dr. Haitzmann. See “Executive Agreements” below.

(I)

Includes $249,107, $260,157 and $260,708 for 2017, 2016 and 2015, respectively, which have been paid to Mr. Hoetzinger under his employment agreement, and $360,000 for each of 2017, 2016 and 2015, which were paid to Focus Lifestyle and Entertainment AG under a management agreement between Focus Lifestyle and Entertainment AG and our subsidiary. Under this management agreement, we contract certain services from Focus Lifestyle and Entertainment AG to be provided by Mr. Hoetzinger and other members of the Focus Lifestyle and Entertainment AG team. Focus Lifestyle and Entertainment AG is a wholly-owned subsidiary of The Hoetzinger’s Family Foundation (“Hoetzinger Familienprivatstiftung”). See “Executive Agreements” below.

(J)	Represents amounts paid to Flyfish Management & Consulting AG under the management agreement described in footnote (H) above.
(K)	Represents amounts paid to Focus Lifestyle and Entertainment AG under the management agreement described in footnote (I) above.

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2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2017.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (A)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			GRANT DATE FAIR VALUE OF STOCK
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)(B)	TARGET (#)	MAXIMUM (#)	AWARDS ($)(C)
Erwin Haitzmann		112,500	225,000	450,000	—	—	—	—
	3/2/2017	—	—	—	6,299	50,391	100,782	404,641
Peter Hoetzinger		112,500	225,000	450,000	—	—	—	—
	3/2/2017	—	—	—	6,299	50,391	100,782	404,641
Margaret Stapleton		33,750	67,500	135,000	—	—	—	—
	3/2/2017	—	—	—	1,890	15,117	30,234	121,388
Andreas Terler		33,750	67,500	135,000	—	—	—	—
	3/2/2017	—	—	—	1,890	15,117	30,234	121,388
Nikolaus Strohriegel		33,750	67,500	135,000	—	—	—	—
	3/2/2017	—	—	—	1,890	15,117	30,234	121,388

(A)

The amounts shown represent the potential value of performance bonus awards under our annual incentive plan for each of our NEOs. For 2017, the Compensation Committee approved an incentive bonus plan tied to our attainment of specific performance objectives for which threshold, target and maximum levels were established. Under the terms of the annual incentive plan for 2017, the NEOs received a performance-based payout at 117.1%. The bonus was paid in February 2018. Please also see “Compensation Discussion and Analysis” for more details regarding the annual incentive plan.

(B)

The threshold amount of the 2017 PSUs listed above is calculated in accordance with the PSU award agreement, which provides that a participant may earn PSUs if the threshold level of either of the two performance measures is achieved.  The relative total stockholder return performance measure constitutes 25% of the PSU award.  If only this performance measure were achieved at the threshold level, the participant would earn the threshold amount of 2017 PSUs set forth in the table above.

(C)

The number of 2017 PSUs that vest and convert to shares of common stock can range from 0% to 200% of the number of 2017 PSUs awarded depending on the Company’s performance during the three-year performance period. The 2017 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return and Adjusted EBITDA.  We granted the 2017 PSUs to the NEOs under our 2016 Plan as a grant under our long-term incentive plan. The dollar value of the PSUs shown represents the grant date fair value based on performance at target level computed in accordance with FASB ASC Topic 718. Please also see “Compensation Discussion and Analysis” for more details regarding the 2017 PSUs.

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OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table sets forth the number of options held by our named executive officers.

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)(A)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)(A)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE (B)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(C)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(D)
Erwin Haitzmann	12/26/2014	450,000	—	5.05	12/26/2024	—	—
	03/02/2017	—	—	—	—	6,299	57,510
Peter Hoetzinger	12/26/2014	450,000	—	5.05	12/26/2024	—	—
	03/02/2017	—	—	—	—	6,299	57,510
Margaret Stapleton	05/26/2010	15,000	—	2.30	05/26/2020	—	—
	12/26/2014	75,000	—	5.05	12/26/2024	—	—
	03/02/2017	—	—	—	—	1,890	17,256
Andreas Terler	12/26/2014	75,000	—	5.05	12/26/2024	—	—
	03/02/2017	—	—	—	—	1,890	17,256
Nikolaus Strohriegel	12/26/2014	25,000	—	5.05	12/26/2024	—	—
	03/02/2017	—	—	—	—	1,890	17,256

(A)

The options granted on May 26, 2010 vested 10% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 40% on the fourth anniversary of the grant date. The options granted on December 26, 2014 vested 25% on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date.

(B)	All options included in the above table expire ten years from the date of grant.
(C)

The 2017 PSUs are subject to a three-year performance period that ends on December 31, 2019. The number of 2017 PSUs that vest and convert to shares of common stock can range from 0% to 200% of the number of 2017 PSUs awarded depending on our performance during the performance period. The number of 2017 PSUs shown represents the threshold amount that may be awarded under the PSU award agreement, which provides that a participant may earn PSUs if the threshold level of either of the two performance measures is achieved.  The relative total stockholder return performance measure constitutes 25% of the PSU award.  If only this performance measure were achieved at the threshold level, the participant would earn the threshold amount of 2017 PSUs set forth in the table above. Please also see “Compensation Discussion and Analysis” for more details regarding the 2017 PSUs.

(D)	The market value of the 2017 PSUs shown is calculated based on the closing price of our common stock at December 29, 2017 of $9.13 per share.

OPTION EXERCISES AND STOCK VESTED IN 2017

There were no options exercised by NEOs in 2017. No PSUs vested during 2017.

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Executive Agreements

Employment Agreements

In October 2001, we entered into separate employment agreements with Dr. Haitzmann and Mr. Hoetzinger. The agreements were amended in February 2003 to extend the employment periods to December 31, 2008 and to specify the duties of Dr. Haitzmann and Mr. Hoetzinger. The agreements were further amended in February 2005 to assign the employment agreements to our wholly-owned foreign subsidiary, to include changes to the employees’ salary and termination clauses, and to extend the employment periods to December 31, 2009 and for five-year renewable periods thereafter, unless sooner terminated by them or us. Effective September 2006, the employment agreements were further amended to provide each executive officer with life insurance. On November 3, 2014, the employment periods were extended to December 31, 2019. On September 30, 2015, Dr. Haitzmann’s employment agreement was further amended to assign his employment agreement to another of our wholly-owned subsidiaries and to include changes to carryover benefits in connection with such assignment.

In November 2013, the Compensation Committee approved an €150,000 increase in the annual salary of each of the Co-Chief Executive Officers, effective as of November 2013. In connection with the salary increase, the Compensation Committee amended the employment agreement of each Co-Chief Executive Officer to require each Co-Chief Executive Officer to use 25% of the after-tax salary increase to purchase our common stock. In August 2014, the Compensation Committee revised the Co-Chief Executive Officers’ stock purchase requirement to provide that each Co-Chief Executive Officer had a three-year time period, which began on January 1, 2014, to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary. Messrs. Haitzmann and Hoetzinger each purchased additional shares in December 2014 pursuant to this requirement.

Under the employment agreements, as compensation for the services rendered by Dr. Haitzmann and Mr. Hoetzinger to us, Dr. Haitzmann and Mr. Hoetzinger are paid not less than €220,000 (approximately $263,966 based on the exchange rate in effect on December 31, 2017) in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to them from time to time by the Compensation Committee. We provide Dr. Haitzmann and Mr. Hoetzinger with, or reimburse them for, all reasonable expenses incurred in connection with the performance of their duties as our executives. Dr. Haitzmann and Mr. Hoetzinger are also each entitled to the use of an automobile provided to them and paid for by us for business and personal purposes; provided that Dr. Haitzmann may elect to receive a monthly automobile allowance instead of using an automobile provided by us.

If either or both of Dr. Haitzmann and/or Mr. Hoetzinger dies or becomes disabled during the term of his employment, the employment agreements provide for the continuation of salary for 12 months.

The employment agreements provide for certain payments and benefits to be made to Dr. Haitzmann and/or Mr. Hoetzinger should either or both of them be terminated without cause or should either or both of them terminate their own employment for cause or in the case of a change of control.  These payments and benefits include: (i) continuation of salary and bonuses for three years from the notification of termination, (ii) immediate vesting of all outstanding equity awards, (iii) an option to serve as a consultant for an additional three years at current salary plus previous year’s bonus and current benefits, and (iv) being made whole on an after-tax basis with respect to any taxes that might become payable as a result of any action or provision in connection with a change of control. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

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Management Agreements

In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish Management & Consulting AG, which is beneficially owned by Dr. Haitzmann, and with Focus Lifestyle and Entertainment AG, which is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.  Under the management agreement with Flyfish Management & Consulting AG, executive casino management services from Flyfish Management & Consulting AG are provided to us by a team of persons, of which Dr. Haitzmann is a member. Under the management agreement with Focus Lifestyle and Entertainment AG, executive casino management services from Focus Lifestyle and Entertainment AG are provided to us by a team of persons, of which Mr. Hoetzinger is a member. The management agreements with Flyfish Management & Consulting AG and Focus Lifestyle and Entertainment AG are effective through December 31, 2021 and for five-year renewable periods thereafter, unless sooner terminated by them or by us. The management agreements provide for an annual base management fee of $360,000 to each of Flyfish Management & Consulting AG and Focus Lifestyle and Entertainment AG, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded to them, respectively, by the Compensation Committee. Payments to each of these management companies are included as salary to the respective executive in the Summary Compensation Table.

The management agreements also provide for certain payments and benefits to be made to Flyfish Management & Consulting AG and/or Focus Lifestyle and Entertainment AG should either or both of them terminate the agreement for cause or should either or both of them be terminated by us without cause.  These payments and benefits include: (i) a lump sum cash payment of three times the current management fee and three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits.  For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

For the purposes of the prior two paragraphs, a “change of control” is as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

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2017 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with and granted equity awards to certain of our named executive officers that require us to make payments and provide various benefits in the event of the executive’s termination or a change of control.

The terms of the agreements and the estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

Erwin Haitzmann and Peter Hoetzinger

Pursuant to Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements and management agreements, if we terminate these agreements without cause, if either officer terminates these agreements for cause or upon a change in our control, each of them will be entitled to:

•	a lump sum cash benefit payment of three times his current annual salary and management fee, plus three times his average bonus for the last three years;
•

at his sole option, elect to serve as a consultant to us for an additional period of three years in exchange for receiving annually his current base salary, the current management fee under the management agreement, his previous year’s bonus and current benefits. During such additional period of three years, he would be required to keep himself reasonably available to us to render advice or to provide services for no more than 30 days per year;

•

all of his and his management company’s unvested stock and stock options shall immediately vest and he will have the option to (i) receive an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model, or (b) the “in-the-money value” of his options as of the date of such written notice; or (ii) receive an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination; and

•	being made whole on an after-tax basis with respect to any taxes that may become payable as a result of any action or provision in connection with a change of control.

If either Dr. Haitzmann or Mr. Hoetzinger terminates his agreement without cause, we have the option of either (i) to accept his resignation, effective immediately on receipt of such written notice; or (ii) to require him to continue to perform his duties hereunder, for a period not to exceed six months from the date of receipt of such written notice. In either event, he shall continue to receive the same compensation and management fee for a period of six months from the date of written notice or termination. Such compensation shall be paid to him in six equal, successive monthly payments, beginning on the first day of the month immediately following the date of written notice of termination. Upon termination due to death or disability, Dr. Haitzmann and Mr. Hoetzinger are each entitled to receive 12 months of salary paid on a monthly basis.

Under the terms of the employment agreements, each executive is required to not disclose any confidential or proprietary information relating to us to third parties.

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Under the terms of the PSU award agreement for the 2017 PSUs, if a participant voluntarily terminates his or her employment or if we terminate such person’s employment for cause, the PSUs that have not vested will be forfeited. In the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.  In the case of a Change in Control, the PSUs have accelerated vesting if (i) the award is assumed or replaced by the surviving entity and, within 12 months, the participant has a termination without Cause or for Good Reason, or (ii) the award is not assumed or replaced by the surviving entity.

Assuming Dr. Haitzmann was terminated on December 31, 2017 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $9.13 per share of common stock, which was the closing price of our stock on December 29, 2017, Dr. Haitzmann would have been eligible for the following payments and benefits:

	SALARY ($)(A)	BONUS ($)(B)	VALUE OF CONTINUED BENEFITS ($)(C)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(D)	VALUE OF ACCELERATED OPTION AWARDS ($)(E)	VALUE OF ACCELERATED PSU AWARDS ($)(F)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	3,651,058	1,437,099	54,894	309,833	6,320,769	153,357	11,927,010
By Employee with Cause or for Good Reason	3,651,058	1,437,099	54,894	309,833	6,320,769	153,357	11,927,010
By Employee without Cause	304,255	—	—	—	—	—	304,255
Upon Change of Control (G)	4,634,035	1,862,732	54,894	309,833	6,320,769	235,933	13,418,196
Retirement	304,255	—	—	309,833	—	—	614,088
Disability	248,510	—	—	309,833	—	153,357	711,699
Death (H)	248,510	—	—	154,916	—	153,357	556,783

(A)

Dr. Haitzmann and Flyfish Management & Consulting AG would have been paid a lump sum of $1,825,529 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,825,529 would have been paid over a three-year period. Dr. Haitzmann’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(B)

Dr. Haitzmann and Flyfish Management & Consulting AG would have been paid a lump sum of $646,639 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $790,460 would have been paid over a three-year period.

(C)	Consists of medical benefits payable for a period of three years.
(D)	Under Austrian law, Dr. Haitzmann is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.
(E)

Dr. Haitzmann has stock options for 450,000 shares as of December 31, 2017. The value includes a tax gross-up using a tax rate of 35%. The Malta tax rate for individuals is a progressive rate from 0% to 35%, the highest rate was used to calculate the value of the option awards.

(F)	Calculated based on the target number of 50,391 PSUs, prorated for the performance period of January 1, 2017 to December 31, 2017.
(G)	In accordance with the terms of Dr. Haitzmann’s employment agreement, the amounts of Dr. Haitzmann’s salary, bonus and acceleration of his equity awards include a tax gross-up using a tax rate of 35%.
(H)	Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

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Assuming Mr. Hoetzinger was terminated on December 31, 2017 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $9.13 per share of common stock, which was the closing price of our stock on December 29, 2017, Mr. Hoetzinger would have been eligible for the following payments and benefits:

	SALARY ($)(A)	BONUS ($)(B)	VALUE OF CONTINUED BENEFITS ($)(C)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(D)	VALUE OF ACCELERATED OPTION AWARDS ($)(E)	VALUE OF ACCELERATED PSU AWARDS ($)(F)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	3,654,642	1,437,099	44,391	196,894	9,130,000	153,357	14,616,383
By Employee with Cause or for Good Reason	3,654,642	1,437,099	44,391	196,894	9,130,000	153,357	14,616,383
By Employee without Cause	304,554	—	—	—	—	—	304,554
Upon Change of Control (G)	5,888,034	2,403,218	44,391	196,894	9,130,000	340,792	18,003,330
Retirement	304,554	—	—	196,894	—	—	501,448
Disability	249,107	—	—	196,894	—	153,357	599,358
Death (H)	249,107	—	—	98,447	—	153,357	500,911

(A)

Mr. Hoetzinger and Focus Lifestyle and Entertainment AG would have been paid a lump sum of $1,827,321 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,827,321 would have been paid over a three-year period. Mr. Hoetzinger’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(B)

Mr. Hoetzinger and Focus Lifestyle and Entertainment AG would have been paid a lump sum of $646,639 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $790,460 would have been paid over a three-year period.

(C)	Consists of medical benefits payable for a period of three years.
(D)	Under Austrian law, Mr. Hoetzinger is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.
(E)

Mr. Hoetzinger has stock options for 450,000 shares as of December 31, 2017. The value includes a tax gross-up using a tax rate of 55%. The Austrian tax rate for individuals is a progressive rate from 0% to 55%, the highest rate was used to calculate the value of the option awards.

(F)	Calculated based on the target number of 50,391 PSUs, prorated for the performance period of January 1, 2017 to December 31, 2017.
(G)

In accordance with the terms of Mr. Hoetzinger’s employment agreement, the amounts for Mr. Hoetzinger’s salary, bonus and acceleration of his equity awards include a tax gross-up using a tax rate of 55%.

(H)	Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

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Margaret Stapleton

Ms. Stapleton does not have an employment agreement with us.  If we terminate her employment without cause, she would be entitled to all earned salary through the last day of employment. Under the terms of the option award agreements, Ms. Stapleton is not entitled to any acceleration of options.

Under the terms of the PSU award agreement for the 2017 PSUs, if Ms. Stapleton voluntarily terminates her employment or if we terminate her employment for cause, the PSUs that have not vested will be forfeited. In the case of her termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Ms. Stapleton receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(A)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	46,006	46,006
By Employee with Cause or for Good Reason	—	—	—	—	—	46,006	46,006
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	46,006	46,006
Death or Disability	—	—	—	—	—	46,006	46,006

(A)	Calculated based on the target number of 15,117 PSUs, prorated for the performance period of January 1, 2017 to December 31, 2017.

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Andreas Terler

Pursuant to Mr. Terler’s employment agreement, if we terminate his agreement without cause, he will be entitled to all earned salary through the last day of employment. Mr. Terler is not entitled to any payments upon termination or a change of control under his employment agreement.

Under the terms of the option agreement, upon a change of control, Mr. Terler has the option to receive for his 75,000 stock options (i) an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model or (b) the “in-the-money value” of his options; or (ii) an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination.

Under the terms of the PSU award agreement for the 2017 PSUs, if Mr. Terler voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited. In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Terler receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Terler was terminated on December 31, 2017 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $9.13 per share of common stock, which was the closing price of our stock on December 29, 2017, Mr. Terler would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)(A)	VALUE OF ACCELERATED PSU AWARDS ($)(B)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	46,006	46,006
By Employee with Cause or for Good Reason	—	—	—	—	—	46,006	46,006
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	1,521,667	46,006	1,567,673
Death or Disability	—	—	—	—	—	46,006	46,006

(A)

Mr. Terler has stock options for 75,000 shares as of December 31, 2017. The value includes a tax gross-up using a tax rate of 55%. The Austrian tax rate for individuals is a progressive rate from 0% to 55%, the highest rate was used to calculate the value of the option awards.

(B)	Calculated based on the target number of 15,117 PSUs, prorated for the performance period of January 1, 2017 to December 31, 2017.

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Nikolaus Strohriegel

Pursuant to Mr. Strohriegel’s employment agreement, if we terminate his agreement without cause, he will be entitled to all earned salary through the last day of employment. Mr. Strohriegel is not entitled to any payments upon termination or a change of control under his employment agreement.

Under the terms of the option agreement, upon a change of control, Mr. Strohriegel has the option to receive for his 25,000 stock options (i) an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model or (b) the “in-the-money value” of his options; or (ii) an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination.

Under the terms of the PSU award agreement for the 2017 PSUs, if Mr. Strohriegel voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited.  In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Strohriegel receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Strohriegel was terminated on December 31, 2017 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $9.13 per share of common stock, which was the closing price of our stock on December 29, 2017, Mr. Strohriegel would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)(A)	VALUE OF ACCELERATED PSU AWARDS ($)(B)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	46,006	46,006
By Employee with Cause or for Good Reason	—	—	—	—	—	46,006	46,006
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	507,222	46,006	553,228
Death or Disability	—	—	—	—	—	46,006	46,006

(A)

Mr. Strohriegel has stock options for 25,000 shares as of December 31, 2017. The value includes a tax gross-up using a tax rate of 55%. The Austrian tax rate for individuals is a progressive rate from 0% to 55%, the highest rate was used to calculate the value of the option awards.

(B)	Calculated based on the target number of 15,117 PSUs, pro-rated for the performance period of January 1, 2017 to December 31, 2017.

Century Casinos, Inc. 2018 Proxy Statement43 | 45

EQUITY COMPENSATION PLAN INFORMATION

Information relating to securities authorized for issuance under our equity compensation plans as of December 31, 2017 is as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)(#)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (c)(#)
Equity compensation plans approved by security holders (A)	1,517,329	(B)	4.99	(C)	3,332,032
Equity compensation plans not approved by security holders	—		—		—
Total	1,517,329		4.99		3,332,032

(A)	These plans consist of the 2005 Equity Incentive Plan, as amended (the “2005 Plan”), which expired in June 2015, and the 2016 Plan, which was approved by our stockholders in June 2016.
(B)

As of December 31, 2017, there were (i) 1,349,361 shares of common stock issuable upon exercise of outstanding options issued under the 2005 Plan and (ii) 167,968 2017 PSUs issued under the 2016 Plan that, if and when vested, will be settled in shares of our common stock. The amount reported in this table assumes target level performance for the 2017 PSUs. Assuming maximum level performance for the 2017 PSUs, the number of shares of common stock would increase by 167,968.

(C)	The weighted-average exercise price relates only to outstanding stock options.

Century Casinos, Inc. 2018 Proxy Statement44 | 45

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Dr. Haitzmann and Mr. Hoetzinger, Co-Chief Executive Officers, and the annual total compensation of our employees. Using the methodology described below, we determined that the median of the annual total compensation of all of our employees, excluding the Co-Chief Executive Officers, was $27,531. The annual total compensation of our Co-Chief Executive Officers was $1,362,712 for Dr. Haitzmann and $1,347,803 for Mr. Hoetzinger. As a result, the ratio of the annual total compensation of each of Dr. Haitzmann and Mr. Hoetzinger to the median of the annual total compensation of all employees included in our calculations was 50 to 1 and 49 to 1, respectively. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all of our employees we took the following steps:

We determined that, as of December 1, 2017, our employee population consisted of approximately 1,916 employees. This population consisted of full-time, part-time, seasonal and temporary employees of Century Casinos, Inc. and its consolidated subsidiaries employed by us on that date.

To identify the “median employee” from our employee population, we compared cash compensation (which included salary and bonus) of our employees for the year ended December 31, 2017 as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations. Due to our international operations, it was determined that the only comparable payroll data across jurisdictions was employee salaries and bonuses. Tips were excluded from the measurement because tips are reported differently in each jurisdiction in which we operate.

We converted compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the year ended December 31, 2017. We did not make any cost of living adjustments in identifying the “median employee”.

Once we identified the “median employee”, we calculated such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $27,531, and compared it to the annual total compensation of our Co-Chief Executive Officers for 2017 as set forth in the “Total” column in the Summary Compensation Table included in this proxy statement.

Because the SEC rules for identifying the median of the annual total compensation of a company’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Century Casinos, Inc. 2018 Proxy Statement45 | 45

PROXY

CENTURY CASINOS, INC.

This Proxy is solicited by the Board of Directors

The undersigned stockholder of Century Casinos, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders, to be held online via the Internet at www.virtualshareholdermeeting.com/cnty2018 on Monday, June 11, 2018 and hereby appoints Erwin Haitzmann, Peter Hoetzinger or Margaret Stapleton, or any of them individually, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said Annual Meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.  The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

(1)	To elect two Class III directors to the Board of Directors.
(The Board of Directors recommends a vote for the election of the following nominees.)

	DR. ERWIN HAITZMANN	☐ FOR ☐ AGAINST ☐ ABSTAIN
	GOTTFRIED SCHELLMANN	☐ FOR ☐ AGAINST ☐ ABSTAIN

(2)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
(The Board of Directors recommends a vote for ratification.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.
(The Board of Directors recommends a vote for approval.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Monday, June 11, 2018.

The Proxy Statement and annual report to stockholders are available at www.proxyvote.com.

(Continued and to be signed on reverse side)

(Continued from other side)

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder.  Unless contrary instructions are given, the shares represented by this proxy will be voted FOR the nominees set forth in Item 1, FOR Item 2 and FOR Item 3 and in the discretion of the proxy holders on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Dated this______ day of _________________, 2018

Signature__________________________________

Signature__________________________________

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

☐ Please indicate if you plan to attend this meeting.